EXHIBIT 99

Semitool Asks C. Richard Deininger To Become Additional Independent Director;
    Deininger Will Stand for Election at Company's Annual Meeting

    KALISPELL, Mont.--(BUSINESS WIRE)--Jan. 22, 2004--Semitool(R), Inc. (Nasdaq: SMTL), a leading supplier of wafer surface preparation and electrochemical deposition systems, today announced that C. Richard Deininger will stand for election to Semitool's board of directors at the company's annual meeting on February 17, 2004. Deininger's addition will keep the number of Semitool directors at eight since Robert G. Chamberlain decided not to stand for re-election.
    "We are delighted to have Dick Deininger nominated to our board," said Ray Thompson, Semitool's president and chief executive officer. "His 30 years of global experience in the semiconductor industry add extensive knowledge and advice to our board."
    Deininger served for 15 years in various executive management positions at Advanced Micro Devices, Inc. (AMD), most recently as director of manufacturing technologies where he was responsible for AMD's corporate initiatives in advanced process control, strategic equipment technologies and yield management and systems. Prior to joining AMD, he had a 30-year career with IBM in various senior-level engineering and management positions including responsibility for the planning, engineering and implementation of IBM's semiconductor wafer fabrication lines. Deininger has been an independent businessman since 2003 and now owns and manages Deininger & Associates Consulting, a firm that advises the industry on manufacturing technologies. He also serves on the Board of Directors of Triant Technologies Inc. of Vancouver, British Columbia, Canada, which is listed on the Toronto Stock Exchange.
    Deininger holds a bachelor of science degree in electrical engineering from the Newark (NJ) College of Engineering (now the New Jersey Institute of Technology) and is a graduate of IBM's Executive School. He is a lifetime member of the Institute of Electrical and Electronic Engineers, a guest editor of Future Fab magazine, and a member of both the Tau Beta Pi and the Eta Kappa Nu Engineering Societies.

    About Semitool, Inc.

    Semitool designs, manufactures and supports highly engineered, single-wafer and multi-wafer wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

    Semitool is a registered trademark of Semitool, Inc.

    CONTACT: Semitool, Inc., Kalispell
             Larry Viano, 406-752-2107
             lviano@semitool.com
             or
             Investor Relations Partners, Inc.
             Joanne Barbieri, 973-535-8389
             joanneb@irpartners.com